EXHIBIT 99.1


              UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The unaudited pro forma condensed combined statements of operations for the year ended June 30, 2004 are based on the consolidated statements of operations of MemberWorks Incorporated ("MemberWorks") for the year ended June 30, 2004, which includes the results of operations of Lavalife Inc. from the date of acquisition, April 1, 2004, through the end of the period, and the condensed combined statement of operations for the nine months ended March 31, 2004. In addition, the impact of the senior notes is included in MemberWorks' consolidated statement of operations for the year ended June 30, 2004 from the date of issuance, April 13, 2004, through the end of the period. The unaudited pro forma condensed combined statements of operations for the year ended June 30, 2004 are adjusted to give effect to (i) the execution of our amended and restated senior secured credit facility, borrowings thereunder and the use of proceeds therefrom, (ii) the acquisition of Lavalife, and (iii) the senior notes offering and the application of the net proceeds from such offering as if the transactions occurred on July 1, 2003.

Lavalife's condensed combined statement of operations was prepared in accordance with Canadian generally accepted accounting principles ("Canadian GAAP"), which differ in certain respects from accounting principles generally accepted in the United States ("US GAAP") and were adjusted to US GAAP. Lavalife's condensed consolidated statements of operations were prepared in Canadian dollars and translated to U.S. dollars at the average exchange rate of the daily noon buying rates in New York City for the periods presented. Certain reclassifications were made to Lavalife's consolidated statements of operations to conform them to MemberWorks' presentation.

Adjustments for the transactions discussed above are based upon the historical financial information of MemberWorks and Lavalife and certain assumptions that management of MemberWorks believes are reasonable. The acquisition was accounted for using the purchase method of accounting and the purchase price was allocated to the assets and liabilities acquired based on estimates of fair value.

The pro forma condensed combined statements of operations do not necessarily reflect our results of operations that actually would have resulted had the transactions occurred at the date indicated, or project our results of operations for any future period.


                             Unaudited Pro Forma Condensed Combined Statement of Operations
                                            For the Year Ended June 30, 2004


                                     MemberWorks   LavaLife   Acquisition Pro    Total Pro   Financing Pro   Pro Forma
                                     Historical US Historical       Forma          Forma          Forma       Total US
                                         GAAP      US GAAP(e)   Adjustments(e)   Acquisition  Adjustments(e)    GAAP
                                    ------------------------------------------------------------------------------------

Revenues                                $488,739    $54,028              $-        $542,767           $-       $542,767

Marketing expenses                       255,818     20,376               -         276,194            -        276,194
Operating expenses                        91,832     10,979               -         102,811            -        102,811
General and administrative expenses       85,826     18,450               -         104,276            -        104,276
Amortization of intangible assets          2,393          -           3,903 (a)       6,296            -          6,296
                                    ------------- ----------  --------------   ------------- ------------   ------------

Operating income                          52,870      4,223          (3,903)         53,190            -         53,190

Interest income (expense), net            (6,621)       307            (450)(b)      (6,764)     (10,500)(d)    (17,264)
Other income (expense), net                  349      1,673               -           2,022            -          2,022
                                    ------------- ----------  --------------   ------------- ------------   ------------

Income before taxes                       46,598      6,203          (4,353)         48,448      (10,500)        37,948

Provision for income taxes                18,638      1,924          (1,741)(c)      18,821       (4,200)(c)     14,621
                                    ------------- ----------  --------------   ------------- ------------   ------------

Net income                               $27,960     $4,279         $(2,612)        $29,627      $(6,300)       $23,327
                                    ============= ==========  ==============   ============= ============   ============

Earnings per share
   Basic                                   $2.60                                      $2.75                       $2.17
                                    =============                              =============                ============
   Diluted                                 $2.29                                      $2.41                       $1.93
                                    =============                              =============                ============

Weighted average shares
   Basic                                  10,755                                     10,755                      10,755
                                    =============                              =============                ============
   Diluted                                13,208                                     13,208                      13,208
                                    =============                              =============                ============

(1) Reconciliation of Canadian GAAP to US GAAP is included on page 4 of this exhibit.
(2) Footnote explanations of pro forma adjustments are included on page 3 of this exhibit.

    Notes to Unaudited Pro Forma Condensed Combined Statement of
                              Operations
                           ($ in thousands)


(a) Represents the amortization of acquired identified intangible assets deemed to have determinable useful lives. Preliminary estimates of identifiable intangible assets include trade names of approximately $18,500 with a useful life of 15 years, customer relationships of $13,700 with useful lives of 3-5 years and other intangibles of $1,100 with useful lives of 3 years.
(b) Represents increased interest expense incurred due to borrowings of $15 million under our senior secured credit facility to fund a portion of the Lavalife acquisition purchase price.
(c) Reflects the income tax effect of the acquisition pro forma adjustments at a 40% effective tax rate.
(d) Reflects interest expense, including amortization of debt issuance costs and discount related to the senior notes, and the elimination of interest expenses under the senior secured credit facility.
(e) Represents only the results of operations not already included in MemberWorks' statement of operations for the year ended June 30, 2004.

Reconciliation of Canadian GAAP to US GAAP
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Nine Months Ended March 31, 2004

The following table reconciles Lavalife's unaudited condensed consolidated statement of operations for the nine months ended March 31, 2004, that has been derived from Lavalife's unaudited condensed consolidated financial statements for the six months ended March 31, 2004 and the three months ended
September 30, 2003.  The amounts have been translated at an average daily rate for the period of
$0.7491 to Cdn $1.00.


                                                                                    Reclassifications Lavalife US GAAP
                                      LavaLife         US GAAP                        to MemberWorks   in MemberWorks
                                     Canadian GAAP   Adjustments    Lavalife US GAAP   Presentation     Presentation  Lavalife US
                                        (Cdn$)        (Cdn$) (1)         (Cdn$)           (Cdn$)           (Cdn$)      GAAP (US$)
                                    ---------------------------------------------------------------------------------------------
                                           (in thousands)

Revenues                                   71,527           597  (a)         72,124                 -          72,124     54,028



Cost of services sold                      11,657             -              11,657           (11,657)              -          -
Marketing expenses                              -             -                   -            27,201          27,201     20,376
Operating expenses                              -             -                   -            14,656          14,656     10,979
Salaries and benefits                      15,385            22  (b)         15,407           (15,407)              -          -
Selling and general expenses               35,295            25  (c)         35,320           (35,320)              -          -
General and administration expenses             -             -                   -            24,630          24,630     18,450
Intangible amortization                         -             -                   -                 -               -          -
                                    ----------------------------    -------------------------------------------------------------
Operating income                            9,190           550               9,740            (4,103)          5,637      4,223

Other income                                2,306             -               2,306               (72)          2,234      1,673
Amortization                               (4,016)           12  (d)         (4,004)            4,004               -          -
Accretion of liability component of
 convertible preferred shares              (1,574)        1,574  (d)              -                 -               -          -
Loss on disposal of capital assets           (171)            -                (171)              171               -          -
Interest income                               411             -                 411              (411)              -          -
Interest expense                               (1)            -                  (1)              411             410        307
                                    ----------------------------    -------------------------------------------------------------
                                            6,145         2,136               8,281                 -           8,281      6,203

Current provision for taxes                  (832)            -                (832)              832               -          -
Future provision for taxes                  3,205           194  (e)          3,399            (3,399)              -          -
Provision for income taxes                      -             -                                 2,567           2,567      1,924
                                    ----------------------------    -------------------------------------------------------------
Net income                                  3,772         1,942               5,714                 -           5,714      4,279
                                    ============================    =============================================================


(1) Footnote explanations of reconciliation of Canadian GAAP to US GAAP are included on page 5 of this filing.


               NOTES TO CANADIAN GAAP TO US GAAP RECONCILIATION
             OF LAVALIFE UNAUDITED COMBINED STATEMENT OF EARNINGS


The following notes should be read in conjunction with Note 4 of Lavalife's Unaudited condensed Consolidated Financial Statements for the three and six months ended March 31, 2004 and 2003, which were filed as exhibit 99.2 to a form 8-K filed on September 10, 2004.

(a) Revenue Recognition. Under US GAAP, Lavalife has adopted the recommendations of Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements." Based on these recommendations, which require a more restrictive analysis of management's best estimates of deferred revenue, Lavalife defers revenue from the sale of voice-based meeting services based on usage and management's estimate that unused minutes aged less than one year will be used by customers. Revenue from web-based meeting services is deferred ratably over the estimated average expected usage of the customer.

(b) Stock Based Compensation. Lavalife's stock option plan allows for the redemption of the employees' vested options whereby the difference between the grant price and the market price is paid by Lavalife under certain conditions. Under Canadian GAAP, Lavalife records amounts paid on redemption as a direct charge to deficit. Under US GAAP, Emerging Issues Task Force Abstract No. 00- 23 requires that all options with such a feature be marked-to-market and the obligation be recognized through the income statement of Lavalife.

(c)Intangible Assets. Marketing costs related to launching new services are deferred until launch under Canadian GAAP. Under US GAAP, these costs are expensed as incurred.

(d)Financial Instruments. Under Canadian GAAP, Lavalife accounts for its convertible preferred shares in accordance with their substance and, as such, they are presented in the financial statements in their liability and equity components. The liability component is accreted to the face amount of the convertible preferred shares as interest expense. Financing costs associated with the convertible preferred shares have been allocated between the liability and equity components whereby those costs allocated to the liability component are recorded as deferred financing costs and those allocated to the equity component are recorded as a reduction of the carrying value of the equity component. Under U.S. GAAP the convertible preferred shares are treated as mezzanine equity and the associated financing costs have been recorded as a reduction of the carrying value of the convertible preferred shares.

During the year ended September 30, 2003, Lavalife made a payment to the holders of the convertible preferred shares in the amount of Cdn$3,125 that, under Canadian GAAP, was recorded as a reduction in the carrying value of the equity component of the convertible preferred shares. Under U.S. GAAP, this payment is recorded as a direct charge to deficit.

(e)Current and deferred taxes have been provided on all adjustments at the applicable local statutory rate to which the adjustment relates.